Exhibit 99.1

Independent Auditors’ Report

The Board of Directors

TV Darial Group:

We have audited the accompanying combined balance sheets of the TV Darial Group, as defined in note 1 to the combined financial statements, as of December, 2007 and 2006, and the related combined income statements, statements of changes in equity and cash flows for each of the years in the two year period ended December 31, 2007. These combined financial statements are the responsibility of the TV Darial Group’s management. Our responsibility is to express an opinion on the combined financial statements based on our audits.

We conducted our audits in accordance with the auditing standards generally accepted in the United States of America (U.S.). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing  audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the TV Darial Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting polices used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provided a reasonable basis for our opinion.

As discussed in note 1 to the combined financial statements, the financial statements present aggregated financial information of the Russian media activities of TV Darial Group. Each of the companies referred to in note 1 (collectively, known as the “TV Darial Group”) was controlled by Modern Times Group MTG AB (“MTG”) and were collectively operated as a national Russian free-to-air television network group. The combined financial statements have been prepared to present the financial position and performance of the TV Darial Group as if the TV Darial Group had existed as of and during the years ended December 31, 2007 and 2006, and as if International Accounting Standard (“IAS”) 27, Consolidated and Separate Financial Statements, had been applied throughout. The combined financial statements may not necessarily be indicative of the TV Darial Group’s financial position, results of operations, or cash flows had the TV Darial Group operated as an independent entity.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the TV Darial Group as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007 in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

KPMG Bohlins AB

June 30, 2008

Stockholm, Sweden

TV Darial Group

Combined Income Statements

			Year ended December 31
In thousands of US dollars		Notes	2007	2006
Revenue from the rendering of services			35,750	24,333
Direct operating expenses			(7,415)	(3,806)
Selling and marketing expenses			(3,597)	(5,989)
General and administrative expenses			(5,801)	(4,918)
Amortisation of programming rights			(11,647)	(7,607)
Depreciation and amortisation expense			(3,603)	(910)
Operating profit	5	6	3,686	1,103
Unrealized foreign currency gains on loans, related parties			4,689	1,969
Interest expense on loans, related parties			(3,810)	(2,226)
Profit before tax			4,565	846
Income tax expense		7	(2,010)	(803)
Net profit for the year			2,555	43

The notes on pages 6-25 are an integral part of these financial statements

TV Darial Group

Combined Balance Sheets

			As of December 31
In thousands of US dollars	Notes		2007	2006
ASSETS
Non-current assets
Cable network connections, net	8		19,484	9,406
Broadcasting licenses, net	9		12,356	7,338
Other non-current assets	18		15,808	11,140
Total intangible assets			47,648	27,884

Equipment, net	10		1,265	1,039
Programming rights, net	11		10,684	4,582
Total non-current assets			59,597	27,884

Current assets
Progamming rights, net	11		2,105	924
Trade accounts receivable, including related parties, net	12		1,783	1,190
Income tax receivables	7		149	21
Other current assets			5,739	4,540
Prepayments			4,654	2,259
Cash and cash equivalents	13		2,077	1,145
Total current assets			16,507	10,079

TOTAL ASSETS			76,104	43,585

EQUITY AND LIABILITIES
Equity
Share premium			10,170	10,170
Reserves			(2,012)	(1,134)
Retained deficit			(20,010)	(22,566)
Total equity			(11,852)	(13,530)

Non-current liabilities
Long-term loans, related parties	16	17	61,341	40,864
Deferred tax liabilities	7		2,765	857
Other provisions	14		889	1,801
Total non-current liabilities			64,994	43,521

Current liabilities
Short-term loans, related parties	16	17	3,120	661
Accounts payable, including related parties	17		17,109	11,492
Advances from customers			702	671
Current tax liabilities	7		1,524	133
Accrued expenses			501	603
Other current liabilities			6	34
Total current liabilities			22,961	13,594

TOTAL EQUITY AND LIABILITIES			76,104	43,585

The notes on pages 6-25 are an integral part of these financial statements

TV Darial Group

Combined Statements of Changes in Equity

In thousands of US dollars	Share capital/ Share premium	Reserves	Retained deficit	Total

Balance at 1 January 2006	10,170	—	(22,612)	(12,442)

Foreign currency translation adjustment	—	(1,134)	—	(1,134)

Net expense recognized directly in equity	—	(1,134)	—	(1,134)

Net profit for the year	—	—	43	43

Total recognized income and expense	—	(1,134)	43	(1,091)

Recognition of share based payments	—	—	3	3

Balance at 31 December 2006	10,170	(1,134)	(22,566)	(13,530)

Foreign currency translation adjustment	—	(878)	—	(878)

Net expense recognized directly in equity	—	(878)	—	(878)

Net profit for the year	—	—	2,555	2,555

Total recognized income and expense	—	(878)	2,555	1,677

Recognition of share based payments	—	—	2	2

Balance at 31 December 2007	10,170	(2,012)	(20,010)	(11,852)

The notes on pages 6-25 are an integral part of these financial statements

TV Darial Group

Combined Statements of cash flow

In thousands of US dollars	2007	2006
OPERATING ACTIVITIES
Profit before tax	4,565	846
Adjustments to reconcile profit before tax to net cash flows:
Interest expense recognized in the income statement	3,810	2,226
Depreciation and amortisation of tangible and intangible fixed assets	3,603	910
Amortisation of programming rights	11,647	7,607
Share-based compensation	2	3
Change in provisions	(1,001)	1,727
Unrealized foreign currency gains	(4,689)	(1,969)
	13,372	10,503
Movements in operating assets and liabilities:
Increase in accounts and other receivables and prepaids, net	(3,816)	(4,678)
Acquisition of programming rights	(18,251)	(10,447)
Increase in current liabilities, net	4,313	4,418
	(17,755)	(10,706)

Interest paid	(386)	(1,393)
Income taxes paid	(190)	(377)
Net cash flows from (used in) operating activities	(393)	(1,127)

INVESTING ACTIVITIES
Purchases of intangible assets	(10,629)	(8,559)
Purchases of non-current assets	(3,857)	(11,950)
Purchases of equipment	(564)	(249)
Acquisition of businesses	(3,929)	(5,008)
Net cash flows used in investing activities	(18,979)	(25,766)

FINANCING ACTIVITIES
Repayments to related parties	(1,220)	(3,689)
Borrowings from related parties	20,571	30,964
Net cash flows from financing activities	19,351	27,275
Net change in cash and cash equivalents	(22)	383
Cash and cash equivalents at beginning of period	1,145	538
Effects of exchange rate changes on cash and cash equivalents	954	224
Cash and cash equivalents at end of period	2,077	1,145

The notes on pages 6-25 are an integral part of these financial statements

Note 1. General information

Each of the companies listed below (collectively, the “Group”) was controlled by Modern Times Group MTG AB (“MTG”) and were collectively operated as a national Russian free-to-air television network group. The Group has a sales agreement with the leading Russian advertising sales house, Video International, and is included in the Mostelekom cable network. The Group also has agreements with affiliates allowing them to broadcast to several cities in Russia, besides Moscow. The Group has historically been operated as an integrated part of MTG including purchasing significant programme rights through Viasat Broadcasting UK Ltd.

These combined financial statements have been prepared to present the financial position and performance of the Group as if the Group had existed as of and during the years ended December 31, 2007 and 2006, and as if International Accounting Standard (“IAS”) 27, Consolidated and Separate Financial Statements, had been applied throughout. The combined financial statements included herein may not necessarily be indicative of the Group’s financial position, results of operations, or cash flows had the Group operated as a separate entity during the periods presented or for future periods due to the significant related party activities (Note 17).

The combined financial statements for the years ended 31 December 2007 and 2006 include the following companies:

Name	Domicile and principal place of business	Country of incorporation	Principal activities	Nature of the operations
CJSC TV Darial	Moscow	Russia	Media	Broadcaster
LLC Premi	Moscow	Russia	Holding company
LLC Zollen	Moscow	Russia	Holding company
LLC Nomad	Moscow	Russia	Holding company
LLC Modern Russia Group	Moscow	Russia	Media	Distributor free channels
LLC Tula	Moscow	Russia	Media	Regional broadcaster
LLC Chelyabinsk	Moscow	Russia	Media	Regional broadcaster
CJSC Ekaterinburg	Moscow	Russia	Media	Regional broadcaster

It should be noted that Tula and Chelyabinsk were only included in 2007 after the date of their acquisition (Note 18).

All amounts in the combined financial statements are in thousands of United States of America dollars (KUSD).

Note 2. Adoption of new and revised Standards

2.1 Standards and Interpretations effective in the current period

In the current year, the Group has adopted IFRS 7 Financial Instruments: Disclosures which is effective for annual reporting periods beginning on or after 1 January 2007, and the consequential amendments to IAS 1 Presentation of Financial Statements.

The impact of the adoption of IFRS 7 and the changes to IAS 1 has been to expand the disclosures provided in these financial statements regarding the Group’s financial instruments and management of capital (see note 16).

Four interpretations issued by the International Financial Reporting Interpretations Committee are effective for the current and prior periods. These are: IFRIC 7 Applying the Restatement Approach under IAS 29, Financial Reporting in Hyperinflationary Economies; IFRIC 8 Scope of IFRS 2; IFRIC 9 Reassessment of Embedded

Derivatives; and IFRIC 10 Interim Financial Reporting and Impairment. The adoption of these interpretations has not led to any changes in the Group’s accounting policies.

2.2 Early adoption of Standards and Interpretations

The Group has not elected to adopt any standards or interpretations in advance of their effective dates.

2.3 Standards and Interpretations in issue not yet adopted

At the date of authorisation of these financial statements, the following standards and interpretations were issued but not effective before December 31, 2008:

IFRIC 11 IFRS 2: Group and Treasury Share Transactions (effective for annual periods beginning on or after 1 March 2007);

IFRIC 12 Service Concession Arrangements (effective 1 January 2008); and

IFRIC 14 IAS 19 – The Limit on a Defined Benefit Asset, Minimum Funding Requirements and their Interaction (effective 1 January 2008).

At the date of authorisation of these financial statements the following standards and interpretations were in issue but not effective before 2009:

IFRS 8 Operating Segments (effective for accounting periods beginning on or after 1 January 2009);

Revised IAS 1 Presentation of Financial Statements (effective for annual periods beginning on or after 1 January 2009.);

Revised IFRS 3 Business Combinations and Revised IAS 27 Consolidated and Separate Financial Statements (effective for annual financial statements beginning on or after 1 July 2009);

Amendment to IAS 1: Disclosures about Puttable Shares and Obligations Arising Only on Liquidation (effective for annual periods beginning on or after 1 January 2009);

Amendments to IAS 23 Borrowing Costs (effective for accounting periods beginning on or after 1 January 2009);

Amendments to IAS 32 Financial Instruments: Classification (effective for annual periods beginning on or after 1 January 2009);

Amendments to IFRS 2 Share-based Payments (The revised Standard is effective from 1 January 2009); and

IFRIC 13 Customer Loyalty Programmes (effective for accounting periods beginning on or after 1 July 2008).

The Group anticipate that only IFRIC 11 IFRS 2 – Group and Treasury Share Transactions will have an impact on the Group’s accounting policies. The effect of applying the interpretation has, however, not yet been reviewed.  All other standards and interpretations are not expected to have an impact on the Group.

3. Significant accounting policies

3.1 Statement of compliance

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as adopted by International Accounting Standards Board (“IASB”).   As the Group did not previously issue financial statements on a combined level, these are the first IFRS financial statements and the adoption date for IFRS is January 1, 2006.

The Group has elected to apply the exemption in IFRS 1 related to cumulative translation differences for the presentation currency of USD and therefore cumulative translation differences are deemed to be zero at the date of transition to IFRS (January 1, 2006).

The financial statements were approved by MTG management and authorised for issue on June 26, 2008.

3.2 Basis of preparation

The financial statements have been prepared on the historical cost basis. The principal accounting policies are set out below.

3.3 Basis of combination

The combined financial statements incorporate the financial statements of the companies included in note 1 as if they were together for all periods presented.

The results of subsidiaries acquired or disposed of during the year are included in the combined income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate.

Where necessary, adjustments are made to the financial statements of companies to bring their accounting policies into line with those used by other companies in the Group.

All intra-group transactions, balances, income and expenses with combined companies are eliminated in full.  However, intercompany balances and transactions with MTG and its other subsidiaries, excluding the Group, have not been eliminated, but are presented as balances and transactions with related parties.

3.4 Business combinations

Acquisitions of subsidiaries and businesses are accounted for using the purchase method. The cost of the business combination is measured as the aggregate of the fair values (at the date of exchange) of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree, plus any costs directly attributable to the business combination. The acquiree’s identifiable assets, liabilities and contingent liabilities that meet the conditions for recognition under IFRS 3 Business Combinations are recognised at their fair values at the acquisition date, except for non-current assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations, which are recognised and measured at fair value less costs to sell.

3.5 Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable. Revenue is reduced for estimated customer returns, rebates, sales commissions and other similar allowances.

3.5.1 Rendering of services

Revenue is recognised at the time the service is performed.

For TV and radio advertising, the time when the service is performed and thus when revenue is recognised is presumed to be at the time of broadcast.  Advertising revenue is recorded net of Value Added Taxes (“VAT”) and accrued sales commissions payable to Video International.

3.6 Leases

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

Finance leases are initially recorded as property, plant and equipment at an amount equal to the present value of the minimum lease payments during the lease term. Finance leases are depreciated in a manner consistent with the Group’s useful lives for owned property, plant and equipment. Lease payments are apportioned between the finance charge and the reduction in the outstanding finance lease obligation. The finance charge is allocated to periods during the lease term as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. Operating lease payments are recognised as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.

3.7 Foreign currencies

The primary economic environment in which each entity within the Group operates is Russia and therefore the Russian ruble is the functional currency for the entire Group. In preparing the individual financial statements of the Group, transactions in currencies other than the entity’s functional currency (foreign currencies) are recorded at the rates of exchange prevailing at the dates of the transactions. At each balance sheet date, monetary items denominated in foreign currencies are retranslated at the rates prevailing at the balance sheet date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

For the purpose of presenting the combined financial statements, the results and financial position are expressed in USD using exchange rates prevailing at the balance sheet date.  Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during the period, in which case exchange rates at the dates of the transactions are used.  Exchange differences arising are classified as equity and recognised in the Group’s accumulated foreign currency translation adjustment portion of equity.

3.8 Employee benefits

Employee benefits include short-term benefits such as salaries, social security contributions, bonuses and post-employment benefits such as pensions. The post-employment benefits are defined-contribution costs. The Group contributes to the local state pension and social funds on behalf of all its employees in Russia. In Russia, all social contributions, including contributions to the pension fund, were substituted with a unified social tax (“UST”) calculated by the application of a regressive rate from 26% to 2% of the annual gross remuneration of each employee. These contributions are expensed as incurred.

3.9 Share-based payments

The Group does not have a separate share-based payment plan.  However, a very limited amount of options and warrants were granted during 2005 by MTG to an employee of the Group.  The fair value of the options and warrants was determined at the grant date and has been recorded in the income statement of the Group over the vesting period with a corresponding increase in equity. Social costs have also been accrued over the vesting period. The requirements of IFRS 2 Share-based payments have been applied.

3.10 Taxation

Income tax expense represents the sum of the taxes currently payable and deferred taxes.

3.10.1 Current tax

The taxes currently payable is based on taxable profit for the year. Taxable results differ from profit as reported in the combined income statement because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

3.10.2 Deferred tax

Deferred tax is recognised on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and are accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognised for all taxable temporary differences, and deferred tax assets are generally recognised for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realised, based on tax rates (and tax laws) that have been enacted or substantively enacted by the balance sheet date. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Group intends to settle its current tax assets and liabilities on a net basis.

3.10.3 Current and deferred tax for the period

Current and deferred tax are recognised as an expense or income in profit or loss, except when they relate to items credited or debited directly to equity, in which case the tax is also recognised directly in equity, or where they arise from the initial accounting for a business combination. In the case of a business combination, the tax effect is taken into account in calculating goodwill or in determining the excess of the acquirer’s interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities over the cost of the business combination.

3.11 Equipment

Equipment is stated at cost less accumulated depreciation and accumulated impairment losses. When equipment has parts that have different useful lives, they are accounted for as separate items of equipment. Depreciation is charged so as to write off the cost or valuation of assets over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at each year end, with the effect of any changes in estimate accounted for on a prospective basis.

The gain or loss arising on the disposal or retirement of an item of equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

3.12 Intangible assets

3.12.1 Intangible assets acquired separately

Intangible assets acquired separately are reported at cost less accumulated amortisation and accumulated impairment losses. Amortisation is charged on a straight-line basis over their estimated useful lives. The estimated useful life and amortisation method are reviewed at the end of each annual reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

Cable network connections

The useful lives for the cable network connections have been established by considering the planned transition from analogue to digital technique. Amortization starts when households are connected to the cable network, i.e. when the connections are verified and an Act of acceptance is signed.

3.12.2 Intangible assets acquired in a business combination – Broadcasting licenses

Intangible assets acquired in a business combination are identified and recognised separately from goodwill where they satisfy the definition of an intangible asset and their fair values can be measured reliably. The cost of such intangible assets is their fair value at the acquisition date.

Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortisation and accumulated impairment losses, on the same basis as intangible assets acquired separately.

3.13 Impairment of tangible and intangible assets

At each balance sheet date, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with indefinite useful lives and intangible assets not yet available for use are tested for impairment annually, and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

3.14 Programme rights

Programme rights are recognised as a separate distinct asset when the license period has begun, the programme itself is available for its first broadcast, the cost of the programme is known, and the programme content has been approved by the TV channel. Programme rights invoiced but where the license period has not started and the programme rights therefore cannot be recognised as a separate distinct asset are recognised as prepayments. Programme rights are normally acquired for a specific number of runs, which can be broadcast during a determined license period in certain territories. The programme rights are expensed per broadcast according to how revenue is expected to accrue in accordance with below:

	Programme rights acquired
	through MTG:	Local productions:
1st broadcast	40%	65%
2nd broadcast	33%	35%
3rd broadcast	27%	N/A

3.15 Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, the receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

3.16 Financial instruments

3.16.1 General

Financial instruments are measured and recognised according to IAS 39, Financial Instruments: Recognition and Measurement. Financial instruments recognised in the balance sheet include, on the asset side, liquid assets, accounts receivables and other receivables. Amongst liabilities and shareholders’ equity, accounts payables, other payables and long-term borrowings are included.

Financial instruments are initially recognized at cost, corresponding to the instrument’s fair value plus transaction costs. Subsequent measurement depends on categorisation, as indicated below.

A financial asset or financial liability is recognized in the balance sheet when the company becomes party to the instrument’s contractual terms. Accounts receivables are recognised in the balance sheet when an invoice has been sent. Liabilities are recognised when the counterparty has performed and there is a contractual obligation to pay, even if an invoice has not yet been received. Accounts payable are recognised when an invoice is received.

Financial instruments are measured at amortized cost or fair value depending on their initial categorisation according to IAS 39. Amortized cost is calculated using the effective interest method, where any premiums or discounts and directly attributable costs and revenues are capitalized over the contract period using the effective interest date. The effective interest rate is the rate that yields the instrument’s cost when calculating the present value of future cash flows

3.16.2 Accounts receivable and other receivables

Trade receivables, loans, and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables. Loans and receivables are measured at amortised cost using the effective interest method, less any impairment. Interest income is recognised by applying the effective interest rate, except for short-term receivables when the recognition of interest would be immaterial.

3.16.3 Cash and cash equivalents

Cash and cash equivalent consists of bank balances and deposits in bank. Bank balances are immediately accessible balances with banks, which are exposed to no significant risk of fluctuation in value. Deposits are for one year but are directly accessible on request. Cash and cash equivalents are categorized as loans and receivables.

3.16.4 Accounts payable and other liabilities

Accounts payables and other liabilities are categorized as other liabilities, with measurement at amortized cost using the effective interest method, less any impairment.  Interest cost is recognised by applying the effective interest rate, except for short-term liabilities when the recognition of interest would be immaterial.

3.16.5 Borrowings

Borrowings consist of interest-bearing liabilities to MTG. These liabilities are categorized as other liabilities and recognised at amortized cost.

4. Critical accounting judgements and key sources of estimation uncertainty

In the application of the Group’s accounting policies, which are described in note 3, the directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

4.1 Critical judgements in applying accounting policies and key sources of estimation uncertainty

The following are the critical judgements, estimates and assumptions that affect the application of policies and recognized amounts in the financial statements or that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

4.1.1 Cable network connections

The Group has capitalized the cost of payments to the dominant cable provider in Moscow.  The useful life of the cable network connections are judged to be 10 years taking into account both the switch from analogue to digital distribution and the current technology and investments being made by the cable network operator. The best estimate is that the transition to digital distribution will take place within 10-12 years, and that the existing technology and investments used by the operator will have an economic life time of 10-15 years.  Although management believes capitalization of such connections and the related amortisation is appropriate, different assumptions could materially affect the income for the period and the financial position.

4.1.2 Tangible assets and intangible assets

Equipment and intangible assets are amortized and depreciated over their useful lives. Useful lives are based on management’s estimates of the period that the assets will generate revenue.

At the balance sheet date, management reviews the carrying amounts to determine whether there is any indication that the assets have suffered an impairment loss. If such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. The recoverable amount is estimated by management through calculated future cash flows. Although management believes that the estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the valuations.

4.1.3 Programme rights

Programme rights are stated at the lower of cost and net realisable value (“NRV”), and net of the accumulated expense charged to the income statement to date.

Programme rights are recognised as distinct assets when the license period has begun, the programme itself is available for its first broadcast, the cost of the programme is known, and the programme content has been approved by the TV channel. Programme rights invoiced but where the license period has not started and the programme rights therefore cannot be recognised as inventory are recognised as prepaid expenses.

Amortisation of programme rights is calculated in accordance with the estimated revenue period. A higher proportion of the costs are expensed in the beginning of the revenue period than the following years. The estimated revenue periods could change, and, as a result of this, affect the income for the period and the financial position.

4.1.4 Deferred tax

Deferred taxes are recognized for temporary differences as well as for unutilized tax loss carry-forwards. A deferred tax asset is calculated as a tax value of the loss carry-forward when it is judged likely that the company will be able to apply its losses carry-forward to a taxable surplus. If actual results differ from these estimates or management adjusts these estimates in the future, changes in the valuation may materially impact the income for the period as well as the financial position.

4.1.5 Provisions

Provisions are recognized when a present obligation exist as a result of a past event, it is probable that economic benefits will be transferred, and reliable estimates can be made of the amount of this obligation. In such a case, a provision is calculated and recognized in the balance sheet.

The Group regularly reviews significant outstanding litigations in order to assess the need for provisions. Among the factors considered, are the nature of the litigation, claims, legal processes and potential level of damages, the opinions and views of the legal counsellors, and management’s intentions to respond to the litigations or claims. To the extent the estimates and judgments do not reflect the actual outcome this could materially affect the income for the period and the financial position.

5. Nature of operating expenses

	Year ended December 31
	2007	2006
Distribution costs	6,033	3,763
Employee expenses	3,155	2,061
Other expenses	7,626	8,890
Operating expenses	16,814	14,714

6.  Leasing arrangements

Operating leases relate to office premises that include six month notices of cancellation and options to extend for a further one year. The Group does not have an option to purchase the leased assets at the expiration of the lease period.

	Year ended December 31
Payments recognised as an expense	2007	2006
Minimum lease payments	266	239

	Year ended December 31
Non-cancellable operating lease commitments	2007	2006
Not longer than 1 year	67	60
	67	60

In respect of non-cancellable operating leases, no liabilities have been recognised.

7.  Taxes

	Year ended December 31
Distribution of tax expense	2007	2006

Current tax
Current tax expense	(1,805)	(926)
Total current tax	(1,805)	(926)

Deferred tax
Temporary differences	118	830
Change in valuation allowance	123	180
Benefit of tax losses utilized	(446)	(887)
Total deferred tax	(205)	123

Total income tax expense recognised in income statement	(2,010)	(803)

	Year ended December 31
Reconciliation of tax expense	2007	2006

Profit before tax	4,565	846

Income tax expense calculated at 24%	(1,096)	(203)
Non-deductible interest expense	(548)	(432)
Non-deductible related party costs	—	(189)
Non-deductible marketing expenses	(220)	—
Other non-deductible expenses	(271)	(159)
Change in valuation allowance	123	180

Income tax expense recognised in income statement	(2,010)	(803)

The movement in temporary differences net is illustrated below:

			Deferred		Closing
2006	Opening balance 1 January	Net foreign currency exchange differences	tax (expense) benefit	Acquisition of businesses	balance 31 December

Tax loss carry forwards	1,399	99	(887)		612
Less: valuation allowances	(280)	(20)	180		(120)
Temporary differences in:
Cable network connections	—	1	21		22
Equipment	196	18	10		224
Broadcasting licenses	—	(44)	(26)	(1,835)	(1,905)
Provisions	—	6	187		193
Programming rights	(518)	(36)	349		(205)
Accrued liabilities	90	11	83		184
Other	(68)	—	206		138
	820	35	123	(1,835)	(857)

All of the above tax loss carry-forward expires in 2011.

					Closing
	Opening	Net foreign	Deferred	Acquisition	balance
2007	balance 1 January	currency exchange differences	tax (expense benefit)	of businesses	31 December

Tax loss carry forwards	612	26	(446)		191
Less: valuation allowances	(120)	(4)	123		—
Temporary differences in:
Cable network connections	22	(11)	(303)		(292)
Equipment	224	19	70		313
Broadcasting licenses	(1,905)	(212)	237	(1,549)	(3,429)
Provisions	193	14	3		210
Programming rights	(205)	13	667		475
Accrued liabilities	184	12	(33)		162
Other	138	(12)	(522)		(396)
	(857)	(154)	(205)	(1,549)	(2,765)

All of the above tax loss carry forward expire in 2010.

8. Cable network connections

Cost
Opening balance 1 January 2006	—
Investments during the year	9,627
Net foreign currency exchange differences	205
Closing balance 31 December 2006	9,832

Opening balance 1 January 2007	9,832
Investments during the year	10,945
Net foreign currency exchange differences	1,175
Closing balance 31 December 2007	21,952

Accumulated amortisation
Opening balance 1 January 2006	—
Amortisation during the year	(412)
Net foreign currency exchange differences	(14)
Closing balance 31 December 2006	(426)

Opening balance 1 January 2007	(426)
Amortisation during the year	(1,931)
Net foreign currency exchange differences	(111)
Closing balance 31 December 2007	(2,468)

Carrying amount
As 31 December 31 2006	9,406
As 31 December 31 2007	19,484

The capitalised costs for cable network connections shown above relates to an agreement with a single dominate cable provider in Moscow used by the Group. The payments were made to help ensure that the Group’s stations in Moscow were allocated access to the cable provider’s systems. The agreement is being amortised over its estimated useful life.

The carrying amount of the cable network connection of KUSD 19,484 (2006: KUSD 9,406)  will be fully amortised in 9 years (2006: 10 years).

9. Broadcasting Licenses

Cost
Opening balance 1 January 2006	—
Investments during the year	87
Acquisitions through business combinations	6,782
Net foreign currency exchange differences	1,599
Closing balance 31 December 2006	8,469

Opening balance 1 January 2007	8,469
Investments during the year	1
Acquisitions through business combinations	5,495
Net foreign currency exchange differences	891
Closing balance 31 December 2007	14,855

Accumulated amortisation
Opening balance 1 January 2006	(906)
Amortisation during the year	(138)
Net foreign currency exchange differences	(90)
Closing balance 31 December 2006	(1,130)

Opening balance 1 January 2007	(1,130)
Amortisation during the year	(1,122)
Net foreign currency exchange differences	(139)
Closing balance 31 December 2007	(2,499)

Carrying amount
As 31 December 31 2006	7,338
As 31 December 31 2007	12,356

The carrying amount of the broadcasting licenses of KUSD 12,356 (2006: KUSD 7,338) will be fully amortised in 9 years (2006: 10 years).

10. Equipment

Cost
Opening balance 1 January 2006	3,601
Investments during the year	249
Acquisitions through business combinations	26
Net foreign currency exchange differences	337
Closing balance 31 December 2006	4,213

Opening balance 1 January 2007	4,213
Investments during the year	564
Acquisitions through business combinations	16
Net foreign currency exchange differences	331
Closing balance 31 December 2007	5,125

Accumulated depreciation
Opening balance 1 January 2006	(2,568)
Amortisation during the year	(360)
Net foreign currency exchange differences	(249)
Closing balance 31 December 2006	(3,175)

Opening balance 1 January 2007	(3,175)
Amortisation during the year	(354)
Net foreign currency exchange differences	(252)
Closing balance 31 December 2007	(3,861)

Carrying amount
As 31 December 31 2006	1,039
As 31 December 31 2007	1,265

The carrying amount of the equipment will be fully amortised in 3 years.

11. Programming rights

Cost
Opening balance 1 January 2006	8,508
Investments during the year	10,447
Net foreign currency exchange differences	1,111
Closing balance 31 December 2006	20,066

Opening balance 1 January 2007	20,066
Investments during the year	18,251
Net foreign currency exchange differences	2,228
Closing balance 31 December 2007	40,545

Accumulated amortisation
Opening balance 1 January 2006	(6,148)
Amortisation during the year	(7,607)
Net foreign currency exchange differences	(805)
Closing balance 31 December 2006	(14,560)

Opening balance 1 January 2007	(14,560)
Amortisation during the year	(11,647)
Net foreign currency exchange differences	(1,549)
Closing balance 31 December 2007	(27,756)

Carrying amount
As 31 December 31 2006	5,506
As 31 December 31 2007	12,789

	Year ended December 31
	2007	2006
Current portion	2,105	924
Non-current portion	10,684	4,582
	12,789	5,506

12.  Accounts receivable

	As of December 31
Accounts receivable	2007	2006

Gross accounts receivable	1,804	1,348
Gross accounts receivable, related parties	26	87
Less allowances for doubtful accounts	(48)	(245)
Total	1,783	1,190

	As of December 31
Movement in the allowance for doubtful accounts	2007	2006

Balance at beginning of year	245	90
Impairment losses recognised on receivables	33	155
Recovery recognized	(67)	—
Write offs recognised on receivables	(163)	—
Balance at end of year	48	245

	As of December 31
Receivables over due without provisions for bad debt	2007	2006
<30 days	82	—
30-90 days	74	—
91-180 days	—	—
	156	—

	As of December 31
Receivables over due with provisions for bad debt	2007	2006
>90 days	48	246

13. Cash and cash equivalents

	As of December 31
	2007	2006
Bank balances	2,035	1,103
Deposits	42	42
Total	2,077	1,145

14. Other Provisions

Provisions for underdeliveries according to contracts

Opening balance, January 1 2006	—
Additional provision recognised	1,745
Net foreign currency exchange differences	26
Closing balance, December 31 2006	1,801

Provisions for underdeliveries according to contracts

Opening balance, January 1 2007	1,801
Obligations settled	(1,014)
Net foreign currency exchange differences	102
Closing balance, December 31 2007	889

Provisions are made for underdeliveries of GRPs (Gross Rating Points) to customers and have been categorised as non-current liabilities in 2007 and 2006. The Group has an obligation according to legal contracts with the customers due to underdeliveries of GRPs. According to the contracts, the Group will be required to settle these obligations. The amount recognised as a provision is the best estimate of the considerations required to settle the obligation at the balance sheet date.

Further, the Group is party to non-material litigation. The Group does not believe that liabilities related to these matters are likely to have a material adverse effect on the financial position of the Group.

15. Commitments and contingent liabilities

Commitments for expenditure regarding program rights

The Group has at the balance sheet date a commitment to Viasat Broadcasting UK Ltd to acquire programme rights for KUSD 2,544 (2006: KUSD 1,181)

Litigation

The Group is party to non-material litigation. The Group has made full provisions and/or accruals at the level of the likely outcome of these proceedings. These litigations are therefore not included in the contingency liabilities. There are no contingent liabilities or pledged assets in 2007 or 2006.

Broadcast licenses

All of the Group’s affiliate television stations, including those that are owned-and-operated, are required to have broadcast and other operating licenses. Only a limited number of such licenses are available in each locality. These licenses generally require renewal every five years. The broadcast licenses of affiliate stations contain various restrictions and obligations, including requirements that at least 7-9% of daily broadcast time at these stations be devoted to “local content”. Certain affiliates may not have always been in compliance with this requirement. If the terms of a license are not fulfilled, or if a television station violates Russian legislation or regulations, the license may be suspended or terminated. Management believes that the probability of initiation of action against any material affiliate is remote.

Net assets position in accordance with statutory requirements

In accordance with Russian legislation, joint stock companies must maintain a level of equity (net assets) that is greater than the charter capital. In the event that a company’s net assets, as determined under Russian accounting legislation, fall below certain minimum levels, specifically below minimal statutory charter capital (10,000 rubles) , the company can be forced to liquidate. LLC “Modern Russia Group” and LLC “MIG TV” have had, and continue to have, negative equity as reported in each of their Russian statutory financial statements. Management believes that the risk of the initiation of statutory liquidation procedures or other material adverse actions is remote. However, if such actions were taken, it could have a material adverse effect on the Group results of operations, financial position and operating plans.

16. Financial instruments and financial risk management

Categories of financial instruments

The following table discloses the Group’s categories of financial instruments according to IAS 39.

	Year ended December 31
	2007	2006
Financial assets
Loans and receivables (including cash and cash equivalents)(1)	9,599	6,875

Financial liabilities
Other liabilities(1)	81,569	53,016

(1) Measured at amortised cost using the effective interest method, less any impairment.

There have been no reclassifications between the categories during the periods.

Capital management

The Group’s capital management is handled centrally by MTG and is included in MTG’s capital management policy. The capital structure of the Group consists of debt, which includes the borrowings, cash and cash equivalents and equity as disclosed in the Combined Statement of Changes in Equity.

Financial risk management

The Group’s financial risk management is handled centrally by MTG and is included in MTG’s financial risk management policy. The major financial risks for the Group are interest rate, credit, foreign currency, and liquidity risk.

Interest rate risk

The Group is exposed to interest rate risk when the financial net debt (interest-bearing assets and liabilities) is affected by movements in the yield curve (market interest rates at different maturities). The Group’s sources of funds are primarily cash flows from operations and borrowings from MTG. The interest-bearing borrowings from MTG expose the Group to interest rate risk. The Group does not use derivative financial instruments to hedge its interest rate risks. At December 31, 2007, the Group had approximately $2.4 million (2006: $2.8 million) of loans and accrued interest bearing a fixed interest rate of 15% and approximately $60.4 million (2006: $37.4 million) of loans and accrued interest with interest at LIBOR plus 1.25%. A 1% increase or decrease of the interest rate would have an impact on net interest expense for the year of approximately +/- 600 KUSD.

Credit risk

The Group’s financial transactions give rise to exposure to credit risk vis-à-vis the financial counterparties. Credit risk or counterparty risk pertains to the risk of loss if a counterparty does not fulfil its contractual obligations. The credit risk with respect to entities’ trade receivables is highly concentrated to 73% (2006: 60%) to its primary customer, Video International.

In Russia, virtually all national television advertising has historically been sold through so-called “sales houses”—intermediaries between the television broadcasters and the advertisers and advertising agencies—which receive commissions on the sales. The Group has agreements with one of the two primary sales houses, Video International, under which Video International serves as the Group’s exclusive sale house for the placement of national advertising. The Group also has an agreement with Video International to sell local advertising for substantially all of the Group’s owned-and-operated stations.

Video International serves from January 1, 2006, as the Group’s exclusive sales house for the placement of national advertising on the networks. Effective January 1, 2005, Video International began acting as the exclusive sales house for the placement of regional television advertising in several towns, excluding Moscow. Moscow joined from August 1, 2005. The Group’s revenues sold through Video International account for 93 % of total operating revenue in 2007 (2006: 96%)

The Group’s agreements with Video International extend through December 2009. These agreements are generally terminable upon 90  days’ notice by either party. A disruption in the relationship with Video International or early termination of the agreements could have a material adverse effect on the Group’s business, financial condition and results of operations. Management believes the likelihood of the agreements being terminated is remote.

Foreign currency risk

The Group has currency exposure to both transaction risk and translation risk. Transaction risk arises when flows in foreign currencies are exposed to currency rate fluctuations. Translation risk arises during conversion of balance sheet items in foreign currencies due to changes in exchange rates. The largest currency exposure for the Group is the United States of America dollar (USD). The Group is primarily exposed to the USD currency for the purchasing approximately 40% (2006: 60%) of its programme rights from Viasat Broadcasting UK Ltd (related party) in USD and the loans from MTG that are denominated in USD. Based on outstanding financial assets and liabilities in USD at December 31, 2007, a 10% increase or decrease of the USD would have an impact on the profit or loss with approximately +/- KUSD 7,738. There are no hedging positions for currency risks.

Liquidity risk

Liquidity risks refer to the risk that sufficient liquidity is not available when required, and that refinancing of matured loans will be costly or problematic. Financial preparedness is centrally handled by MTG. At December 31, 2007, the Group’s interest-bearing liabilities amounted to KUSD 64,461 (2006: KUSD 41,525) and were all with MTG.

The following table discloses the Group’s remaining contractual maturities for its financial liabilities. The table has been prepared based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. The table discloses principal cash flows including accrued interest as of Decmber 31, 2007 but excludes future interest payments.

2006	Less than 3 month	3 month to 1 year	1-5 years	5+ years	Total
Interest bearing loans	—	661	40,864	—	41,525
Accounts payables	11,492	—	—	—	11,492
Other liabilities	34	—	—	—	34
	11,526	661	40,864	—	53,051

2007	Less than 3 month	3 month to 1 year	1-5 years	5+ years	Total
Interest bearing loans	—	3,120	41,905	19,436	64,461
Accounts payables	17,109	—	—	—	17,109
Other liabilities	6	—	—	—	6
	17,115	3,120	41,905	19,436	81,576

17. Related party transactions

The ultimate controlling party respectively of the Group is MTG and all companies in the Group are directly or indirectly controlled by MTG. Transactions between the companies in the Group have been eliminated and are not disclosed in this note.

Trading transactions

During the year, group entities entered into the following trading transactions with related parties that are not members of the Group.

	Sales		Purchases
	Year ended	Year ended	Year ended	Year ended	Amounts owed by related parties		Amounts owed to related parties
	31/12/07	31/12/06	31/12/07	31/12/06	31/12/07	31/12/06	31/12/07	31/12/06
Modern Times Group	—	—	17	5	—	—	262	219
MTG Russia AB	—	—			—	—	—	—
Felista ZAO	—	220	—	—	—	—	—	—
MTG Homeshopping AB	—	—	—	—	—	—	2	1
TV3 UK	—	—	24	—	—	—	—	—
TV3 Latvia	—	—	—	—	26	37	—	—
TV3 Lithuania	—	—	—	—	—	—	63	43
CDON	—	—	—	—	—	—	1	1
Viasat AB	—	—	—	—	—	—	8	8
Viasat Broadcasting UK Ltd	—	—	7,509	3,641	—	—	14,192	10,539
Viasat World	—	—	—	—	—	51	3	53
Viasat Hungaria	—	—	3	—	—	—	18	—
	—	220	7,553	3,646	26	87	14,549	10,864

Purchases of services to related parties include acquisitions of programming rights and related administration.

Viasat Broadcasting UK Ltd charge DTV for programming rights and a fee for purchasing and administrating these services. During 2007 Viasat Broadcasting UK Ltd. charged the Group for purchased programming rights and related administration of KSEK 25,431 (2006: KSEK 19,400)

Loans to key managements personnel

The Group has not provided its key management personnel with any short-term loans.

	Year ended December 31
Long-term loans to related parties	2007	2006
MTG	61,341	40,864

The Group has received a number of loans from MTG since 2004 which have varying due dates through 2012. Interest is normally accrued and paid along with the repayment of the loan.  At December 31, 2007, the Group had approximately $2.4 million (2006: $2.8 million) of loans bearing a fixed interest rate of 15% and approximately $54.9 million (2006: 35.1 million) of loans with interest at LIBOR plus 1.25%. At December 31, 2007, the Group had accrued interest on non-current liabilities of apprximately $6.9 million and accrued interest on current liabilities of approximately $0.4 million.

All interest expense from above long-term liabilities relates to financial instruments measured at amortized cost. Interest expense on loan liabilities to MTG was KUSD 3,810 (2006: KUSD 2,226). The loan from MTG is denominated in USD and has resulted in unrealized foreign currency gains of KUSD 4,689  (2006: KUSD 1,969).

Compensation of key management personnel

The remuneration of directors and other members of key management during the year was as follows:

	Year ended December 31
	2007	2006
Short-term benefits	381	219
Unified social tax	239	175
Share-based payments	15	14
	635	408

The remuneration of directors and key executives is determined by MTG management based on the performance of individuals and market trends.

Other related party transactions

In addition to the above, Viasat Broadcasting UK Ltd performed certain administrative services for the Group, for which a management fee of KUSD 3,723 (2006: KUSD 869) was charged. Management believes this represents an appropriate allocation of costs incurred by relevant administrative departments.

18. Other non-current assets

Cost
Opening balance 1 January 2006	—
Investments during the year	11,950
Translation differences	(456)
Closing balance 31 December 2006	11,494

Opening balance 1 January 2007	11,494
Investments during the year	3,857
Translation differences	457
Closing balance 31 December 2007	15,808

19. Acquisition of businesses

Business acquired	Acquiree	Principal activity	Date of acquisition	Proportion of shares acquired	Cost of acquisition
				(%)	KUSD
2007
Chelyabinsk LLC	Modern Russia Group	Media	10 August 2007	100	2,905
Tula LLC	Modern Russia Group	Media	9 February 2007	100	1,032

2006
Novy Radioproyekt LLC	Modern Russia Group	Media	12 October 2006	100	5,008

The above acquisitions were paid entirely in cash. In conjunction with the acquisition of Tula, a service agreement of KUSD 966 was entered into to secure all the necessary permissions and licenses in order to start terestrial broadcasing in the city of Tula.

2007	Chelyabinsk LLC			Tula LLC			Total fair
Analysis of net assets acquired:	Book value	Fair value adjustment	Recognised fair values	Book value	Fair value adjustment	Recognised fair values	value recognised
Equipment	9	—	9	7	—	7	16
Broadcasting licenses	—	3,830	3,830	—	1,665	1,665	5,495
Trade and other receivables	55	—	55	—	—	—	55
Cash and cash equivalents	8	—	8	—	—	—	8
Deferred tax liabilities	—	(917)	(917)	—	(632)	(632)	(1,549)
Trade and other payables	(80)	—	(80)	(8)	—	(8)	(88)
Net identifiable assets and liabilities	(8)	2,913	2,905	(1)	1,033	1,032	3,937
Goodwill on acquisition			—	—	—	—	—
Total consideration			2,905	—	—	1,032	3,937
Cash and cash equivalent balances acquired			(8)	—	—	—	(8)
Net cash outflow			2,897	—	—	1,032	3,929

2006	Novy Radioproyekt LLC
Analysis of net assets acquired:	Book value	Fair value adjustment	Recognised fair values
Equipment	26	—	26
Broadcasting licenses	2	6,780	6,782
Trade and other receivables	55	—	55
Cash and cash equivalents	1	—	1
Deferred tax liabilities	—	(1,835)	(1,835)
Trade and other payables	(21)	—	(21)
Net identifiable assets and liabilities	63	4,945	5,008
Goodwill on acquisition			—
Total consideration			5,008
Cash and cash equivalent balances acquired			—
Net cash outflow			5,008

Impact of acquisition on the results of the Group

Included in the profit for 2007 is KUSD 0.04 attributable to the additional business generated by Chelyabinsk LLC, and KUSD 45 attributable to the purchase of Tula LLC. Included in the profit for 2006 is KUSD (20) attributable to the additional business generated by Novy Radioproyekt LLC.

20. Events after the balance sheet date

MTG sells DTV Group

MTG announced on the 11th of March that it has signed an agreement to sell the national Russian free-to-air television network DTV group to CTC Media, Inc. for a cash consideration of USD 395 million on a cash and debt free basis. The sale will result in a pre-termination in 2008 of outstanding loans to related parties reported in note 17. MTG owns 39.5% of CTC Media, which is Russia’s largest independent television broadcaster and is listed on the NASDAQ stock exchange.

Prepayments of loans to MTG

The sale of the national Russian free-to-air television network DTV group to CTC Media, Inc. will result in a pre-termination in 2008 of all outstanding long-term borrowings to related parties reported in note 17.